Exhibit 99.1

Fellow Rainmaker Shareholders,

Rainmaker’s management continues to execute the Company’s business strategy with a clear focus and a commitment to open dialogue and communication with regulators, shareholders, and customers. To that end, I am providing an update on a number of initiatives that have been previously communicated to our shareholders. As each initiative comes to a conclusion, we will issue specific press releases confirming the outcome.

The need for distributed water solutions is as strong as ever! This is one of several reasons that we entered into the Joint Development Agreement with Miranda Environmental and Water Treatment Technologies, Energy, Natural Resources, Engineering, Consulting, Construction and Commerce Inc. (“Miranda”) on July 28, 2022. We  are very happy to report that our first joint development project is now in process with an order received from a resort developer in the Turks and Caicos. Rainmaker has received the downpayment for this project and delivery of the water treatment system is expected in the fall of 2023. This is the first of many opportunities that substantiates our strategy to deliver the full suite of distributed water production and purification solutions globally.

Rainmaker is also taking a number of very positive steps that will support business and revenue expansion. The first is the previously announced sale of 60% of Rainmaker Worldwide Inc., Ontario (“Rainmaker Canada”). This is the wholly owned private subsidiary of Rainmaker Worldwide Inc., Nevada, (“RAKR”) that is now trading on the OTC:Pink. This has NO impact on the shareholders of the publicly traded stock other than the subsidiary will now be funded to pursue water-related opportunities in Canada and the Caribbean. RAKR will focus on global opportunities going forward. This transaction significantly expands the depth of resources of the Company to accelerate growth and shareholder value.

As reported in our recent 8-K filing, we have received an investment in RAKR in exchange for 150,000 preferred shares, leaving 850,000 preferred shares available. This will allow us to satisfy our ongoing expenses related to keeping our filings current.

We expect Rainmaker to emerge strong and in a position to drive long-term growth and shareholder value as a result of these initiatives. We continue to appreciate the loyalty of our shareholders who believe in our mission to provide cost-effective water technology solutions to those who need it most.

Rainmaker will continue to employ best practices of public company communications as we move forward to articulate the Company’s activities, progress, and milestones. I would like to reassure you that we remain strongly committed to bringing our groundbreaking technology to worldwide markets.

We will continue to act in the best interests of our Company and our shareholders as we will move forward to create growth, value, and good global stewardship.

On behalf of the Board of Directors,

/s/ Michael O’Connor

Executive Chairman and CEO

Rainmaker Worldwide Inc.